UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 7, 2012

SWK HOLDINGS CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)
000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)
15770 Dallas Parkway, Suite 1290, Dallas, TX	75248
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 5, 2012, SWK Funding LLC (“SWK Funding”), a wholly-owned subsidiary of SWK Holdings Corporation (the "Company") entered into a Credit Agreement pursuant to which the lenders party thereto provided to a neurology-focused specialty pharmaceutical company (the “Borrower”) a term loan in the principal amount of $22,500,000 (the “Loan”).  SWK Funding serves as the Agent, Sole Lead Arranger and Sole Bookrunner under the Credit Agreement.

The Loan matures on December 5, 2017.  SWK Funding has committed to provide $19,000,000 (“SWK Funding Commitment”) and a client of SWK Advisors, LLC (“SWK Advisors”), a wholly-owned subsidiary of the Company, has committed to provide the remaining $3,500,000 of the Loan.  SWK Funding intends to assign up to $12,500,000 of the SWK Funding Commitment to one or more clients of SWK Advisors and retain the remainder.  Any amounts of the Loan not held by SWK Funding will be managed by SWK Advisors on behalf of its clients pursuant to the terms of each client’s investment management agreement.

Interest and principal under the Loan will be paid by a tiered revenue interest that is charged on quarterly net sales and royalties of the Borrower (the “Revenue Based Payment” as defined in the Credit Agreement) applied in the following priority (i) first, to the payment of all accrued but unpaid interest until paid in full; and (ii) second to the payment of all principal of the Loans. All amounts applied under the Revenue Based Payment will be made to each Lender according to its pro-rata share of the Loan.

The Loan shall accrue interest at either a Base Rate or the Libor Rate (as defined in the Credit Agreement), as determined by the Borrower, plus an applicable margin; the Base Rate and Libor Rate are subject to minimum floor values such that that minimum interest rate is 16%.

In the event of a change of control, a merger or a sale of all or substantially all of the Borrower’s assets, the Loan shall be due and payable. The Lenders will be entitled to certain additional payments in connection with repayments of the Loan, both on maturity and in connection with a prepayment or partial prepayment.

Pursuant to the terms of the Credit Agreement, the Borrower entered into a Guaranty and Collateral Agreement granting the Lenders a security interest in substantially all of the Borrower’s assets (the “Collateral”). The Credit Agreement contains certain affirmative and negative covenants.  The obligations under the Credit Agreement to repay the Loan may be accelerated upon the occurrence of an event of default under the Credit Agreement.

Item 8.01. Other Events.

On November 30, 2012, SWK Advisors entered into an Investment Management Agreement (“IMA”) with an entity affiliated with Carlson Capital, L.P. (“Carlson”).  Entities affiliated with Carlson beneficially own approximately 29.5% of the Company’s outstanding shares.  In addition, Michael Weinberg, the Company’s Chairman of the Board is the Managing Director – Special Projects of Carlson.  The terms of the IMA are substantially similar to the other investment management agreements that the Company has with unaffiliated clients.

On December 6, 2012, SWK Advisors entered into an IMA with an entity affiliated with Maric LS, LLC (“Maric”).  Michael Margolis, a member of the Company’s Board of Directors is the founder and a member of Maric.  The terms of the IMA are substantially similar to the other investment management agreements that the Company has with unaffiliated clients.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWK HOLDINGS CORPORATION

By:	/s/ J. BRETT POPE
J. Brett Pope
Chief Executive Officer

Date: December 7, 2012